As filed with the Securities and Exchange Commission on October 11, 2005
Registration No. 333-128765

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-effective Amendment No. 1
To
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Iomai Corporation
(Exact name of Registrant as specified in its charter)

Delaware	2834	52-2049149
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
20 Firstfield Road, Suite 250
Gaithersburg, Maryland 20878
(301) 556-4500
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Stanley C. Erck
Chief Executive Officer
Iomai Corporation
20 Firstfield Road, Suite 250
Gaithersburg, Maryland 20878
(301) 556-4500
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Paul M. Kinsella Ropes & Gray LLP One International Place Boston, MA 02110-2624 Phone: (617) 951-7000 Fax: (617) 951-7050	Frederick W. Kanner Glenn R. Pollner Dewey Ballantine LLP 1301 Avenue of the Americas New York, NY 10019-6092 Phone: (212) 259-8000 Fax: (212) 259-6333

     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

Information not required in prospectus

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following table sets forth the expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement, other than underwriting discounts and commissions. All such expenses are estimates except for the SEC registration fee, the NASD filing fee, and the NASDAQ National Market listing fee. The following expenses will be borne solely by the Registrant.

SEC Registration Fee		$10,152
NASD Filing Fee
NASDAQ National Market Listing Fee
Printing and Engraving Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Transfer Agent and Registrar Fees
Miscellaneous Expenses

Total	$

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 145 of the Delaware General Corporation Law permits, in general, a Delaware corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or served another business enterprise in any capacity at the request of the corporation, against liability incurred in connection with such proceeding, including the estimated expenses of litigating the proceeding to conclusion and the expenses actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation’s power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit, provided that no indemnification shall be provided in such actions in the event of any adjudication of negligence or misconduct in the performance of such person’s duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply. Section 145 of the Delaware General Corporation Law also permits, in general, a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred by such person in such capacity, whether or not the corporation would have the power to indemnify such person against such liability.
The Registrant’s Third Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws implement the indemnification and insurance provisions permitted by Section 145 of the Delaware General Corporation Law by providing that:

➢	The Registrant shall indemnify any person that was or is a party to any proceeding by reason of the fact that he or she is or was a director or officer of the Registrant or served another business

PART II

enterprises at the Registrant’s request, to the fullest extent permitted by the Delaware General Corporation Law;

➢	The Registrant shall advance expenses, as incurred, to its directors and officers in connection with defending a proceeding for which the Registrant is required to provide indemnification, provided that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification for such expenses;

➢	The Registrant will not be obligated to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification;

➢	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law;

➢	The Registrant is authorized to obtain insurance to protect its directors and officers against liability, whether or not the Registrant would have the power to indemnify such person against such liability; and

➢	The Registrant may not retroactively amend its charter provisions to reduce its indemnification obligations to directors and officers.
In addition, as permitted by Section 102 of the Delaware General Corporation Law, the Registrant’s Third Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors to the fullest extent permitted by the Delaware General Corporation Law.
These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
Pursuant to the Underwriting Agreement to be filed as Exhibit 1 to this Registration Statement, the underwriters have agreed to indemnify the Registrant’s directors, officers, and controlling persons against certain civil liabilities that may be incurred in connection with the offering of securities pursuant to this Registration Statement (including certain liabilities under the Securities Act) as a result of any statement or omission in this Registration Statement, in the related prospectus, in any preliminary prospectus, or in any amendment or supplement thereto, in each case to the extent that the statement or omission was made in reliance upon and in conformity with written information furnished by the underwriters expressly for use therein.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES
The following information is furnished with regard to all securities sold by the Registrant within the past three years which were not registered under the Securities Act:

1. From January 1, 2002 through September 30, 2005, the Registrant issued options to purchase 20,498,500 shares of its common stock to its employees, consultants and directors.

2. From March 5, 2003 to September 16, 2005, the Registrant issued 467,750 shares of common stock upon the exercise of stock options.

3. On December 4, 2002, the Registrant issued (i) 115,019,165 shares of Series C Preferred Stock for aggregate consideration of $50,847,973 to a group of venture capital funds and other institutional investors and (ii) a warrant to purchase 250,000 shares of Series C Preferred Stock to the placement agent for the offering described in the preceding clause (i).

PART II

4. On December 4, 2002, the Registrant issued 14,734,578 shares of Series B Preferred Stock to Elan International Services, Ltd. (“EIS”) in exchange for (i) 2,288.5714 shares of Series A Preferred Stock held by EIS and (ii) common shares of subsidiaries of the Registrant that were subsequently merged into the Registrant.

5. From December 16, 2002 through April 29, 2003, the Registrant sold 12,668,817 shares of Series C Preferred Stock for aggregate consideration of $5,600,000 to institutional investors and a common stockholder of the Registrant.

6. On June 30, 2004 the Registrant sold 1,904,052 shares of Series C Preferred Stock for aggregate consideration of $841,781 to common stockholders of the Registrant.

7. On September 26, 2003, the Registrant issued a warrant to purchase up to 214,883 shares of common stock to a provider of equipment financing to the Registrant.
None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The securities referenced in clauses (1) and (2) were issued in reliance on the exemption from registration provided by Rule 701 under the Securities Act as securities issued pursuant to certain compensatory benefit plans and contracts relating to compensation. The securities referenced in clauses (3) through (7) were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the stock certificates and instruments issued in such transactions. All recipients either received adequate information or had access, through their employment or other relationships with the registrant, to such information about the Registrant.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a)     Exhibits
      See Exhibit Index beginning on page II-5 of this registration statement.
(b)     Financial Statement Schedules
       None.

ITEM 17.	UNDERTAKINGS
(a)     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PART II

(b)     The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Signatures
Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”), the Registrant has duly caused this Pre-effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Gaithersburg, Maryland on October 11, 2005.

IOMAI CORPORATION

By:	/s/ Stanley C. Erck

Stanley C. Erck
Chief Executive Officer
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their capacities on the dates indicated.

		Title	Date
Name

/s/ Stanley C. Erck Stanley C. Erck		Chief Executive Officer and Director (Principal Executive Officer)	October 11, 2005

/s/ Russell P. Wilson Russell P. Wilson		Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 11, 2005

James Barrett		Director, Chairman of the Board	October 11, 2005

* R. Gordon Douglas		Director	October 11, 2005

* Richard Douglas		Director	October 11, 2005

* Jeff Himawan		Director	October 11, 2005

* James Young		Director	October 11, 2005

* By	: /s/ Russell P. Wilson Russell P. Wilson Attorney-in-Fact

Exhibit index

Exhibit
Number			Description of Exhibit

1		—	Underwriting Agreement dated , 2005 between Iomai Corporation and the underwriters named therein.*
3	.1.1	—	Second Amended and Restated Certificate of Incorporation.
3	.1.2	—	Third Amended and Restated Certificate of Incorporation to be effective upon completion of this offering.*
3	.2.1	—	Amended and Restated By-laws.
3	.2.2	—	Second Amended and Restated By-laws to be effective upon completion of this offering.*
4.1		—	Specimen Stock Certificate.*
4.2		—	Grant of Put Option dated April 6, 2001 by Iomai Corporation to the Walter Reed Army Institute of Research as representative of the United States of America.
4.3		—	Option Agreement dated December 4, 2002 by and between Iomai Corporation and Elan Corporation, plc.
4.4		—	Stock Purchase Warrant dated December 4, 2002 issued by Iomai Corporation to Friedman Billings Ramsey & Co., Inc.
4.5		—	Investor Rights Agreement dated December 4, 2002 between Iomai Corporation and the individuals specified in Exhibit A thereto.
4.6		—	Registration Rights Agreement dated April 6, 2001 by and between Iomai Corporation and MDBIO, Inc. as trustee for and on behalf of the Walter Reed Army Institute of
Research, a representative of the United States of America.
4.7		—	Registration Rights Agreement dated March 30, 1999 by and between Iomai Corporation and Maryland Health Care Product Development Corporation.
4.8		—	Registration Rights Agreement dated July 18, 2000 by and between Iomai Corporation and Eiicha Ida.
4.9		—	Registration Rights Agreement dated July 18, 2000 by and between Iomai Corporation and Yuichi Suzuki.
4.10		—	Registration Rights Agreement dated July 18, 2000 by and between Iomai Corporation and Toshiro Osoegawa.
4.11		—	Registration Rights Agreement dated August 15, 2000 by and between Iomai Corporation and CZ Venture Operations, Inc.
4.12		—	Registration Rights Agreement dated January 4, 2001 by and between Iomai Corporation and Alexandria Real Estate Equities, L.P.
5		—	Opinion of Ropes & Gray LLP.*
9.1		—	Voting Trust and Escrow Agreement dated April 6, 2001 between Iomai Corporation and MdBio, Inc., as trustee for and on behalf of Walter Reed Army Institute of Research, a representative of the United States of America.
10.1		—	Employment Agreement dated May 18, 2002 between Iomai Corporation and Stanley Erck, as amended October 25, 2002.**
10.2		—	1998 Stock Option Plan, as amended January 16, 2002.**
10	.3.1	—	1999 Stock Incentive Plan.**
10	.3.2	—	Form of Incentive Stock Option Agreement.**
10	.3.3	—	Form of Nonqualified Stock Option Agreement.**

Exhibit index

Exhibit
Number			Description of Exhibit

10.4		—	2005 Equity Incentive Plan*
10.5		—	2005 Employee Stock Purchase Plan*
10.6		—	Amended and Restated 1999 Directors’ Compensation Plan**
10.7		—	Amended and Restated License Agreement dated April 6, 2001 by and between Iomai Corporation and the Walter Reed Army Institute of Research as representative of the United States of America.+
10.8		—	Form of Subordinated Convertible Promissory Note issued by Iomai Corporation to the Walter Reed Army Institute of Research as representative of the United States of America.
10.9		—	Commercial License Agreement dated June 30, 2005 by and between Iomai Corporation and Dow Global Technologies Incorporated.+
10	.10.1	—	Master Security Agreement dated September 26, 2003 by and between Iomai Corporation and Oxford Finance Corporation.
10	.10.2	—	Form of Promissory Note issued by Iomai Corporation to Oxford Finance Corporation together with schedule identifying dates, principal amounts and interest rates of all outstanding promissory notes.
10	.11.1	—	Lease Agreement dated December 18, 2000 by and between Iomai Corporation and ARE-20/22/1300 Firstfield Quince Orchard, LLC.
10	.11.2	—	First Amendment to Lease dated November 29, 2001 by and between Iomai Corporation and ARE-20/22/1300 Firstfield Quince Orchard, LLC.
10	.11.3	—	Second Amendment to Lease dated April 14, 2003 by and between Iomai Corporation and ARE-20/22/1300 Firstfield Quince Orchard, LLC.
10	.11.4	—	Third Amendment to Lease dated August 28, 2003 by and between Iomai Corporation and ARE-20/22/1300 Firstfield Quince Orchard, LLC.
21		—	Subsidiaries of Iomai Corporation. None.
23.1		—	Consent of Ernst & Young LLP. Filed previously.
23.2		—	Consent of Ropes & Gray LLP (included in Exhibit 5).
24		—	Power of Attorney (included on page II-5).

*	To be filed by amendment.

**	Indicates a management contract or compensatory plan.

+	Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 230.406. The confidential portions of this exhibit have been omitted and are marked by an asterisk.